Exhibit 99.1

CannaVest Reports Second Quarter 2014 Financial Results

LAS VEGAS, August 14, 2014 /PRNewswire/ -- CannaVest Corp. - (“CannaVest” or the “Company”) is reporting financial results for the quarter ending June 30, 2014.

During the quarter, CannaVest continued investing in its San Diego headquarters and laboratory facilities expansion, and in its sales, marketing, and finance personnel additions; and it completed a major milestone in establishing a domestic industrial hemp cultivation infrastructure, via its involvement in one of the first U.S. pilot cultivations of industrial hemp.

“We continue to expand our infrastructure investment, both internally, and now, in the field,” said Michael Mona, President and Chief Executive Officer of CannaVest. “By making investments in key personnel and operating infrastructure, and now, with our historic involvement in the first legal cultivation pilot at Kentucky’s Murray State University since the passage of the 2014 Farm Bill- we are positioned to establish industrial hemp as a vital U.S. commodity.”

Second Quarter 2014 Operating Results

The Company's net income for the second quarter of 2014 was $8,040,430, or $0.24 per share (basic and diluted), compared to a net loss of $348,134, or $0.04 per share (basic and diluted) for the same period in 2013.

Net income for the second quarter 2014 included $7,899,306 of gain on sale of the Company’s equity investment in KannaLife Sciences, Inc. (“KannaLife”). The Company sold its 24.97% equity investment in KannaLife for 500,000 shares of Company common stock held by PhytoSPHERE Systems, LLC, an affiliate of KannaLife. There was no cash exchanged in the transaction. Net income from operations was $131,892 for the quarter ended June 30, 2014, compared to an operating loss of $327,611 for the same period in 2013.

Selling, general and administrative expenses for the second quarter of 2014 were $1,507,423 compared to $419,002 for the same period in 2013. The increase was related to the continued growth of the operations of the Company, technology infrastructure investments, and increased legal and marketing costs.

Research and development costs for the second quarter of 2014 were $156,501. This includes the cost of process development, rental of laboratory space, personnel costs, laboratory supplies, product development and testing.

Balance Sheet Highlights

As of June 30, 2014, the Company had cash of approximately $9.3 million. Stockholders equity amounted to approximatiely $22.4 million as of June 30, 2014.

For a further discussion of the Company's financial results for the period ended June 30, 2014, please refer to the Company's consolidated financial statements and related Management Discussion and Analysis, which can be found at www.cannavest.com or EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 14, 2014.

About CannaVest Corp.

CannaVest Corp. (OTCBB:CANV), located in Las Vegas, Nevada, focuses on the procurement and wholesale of the hemp plant extract cannabidiol (CBD), and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. CannaVest resells raw industrial hemp product to third parties, acquired through supply relationships in Europe. Additional information is available from OTCMarkets.com or by visiting www.cannavest.com.

CannaVest Corp.’s subsidiaries include: US Hemp Oil, LLC (“US Hemp Oil”) (www.ushempoil.com), CannaVest Laboratories, LLC (“CannaVest Laboratories”) (www.CannaVestLabs.com) and Plus CBD, LLC (formerly, Global Hemp Source, LLC) (“Plus CBD”). US Hemp Oil provides farming, procurement, processing, marketing and distribution services of bulk wholesale hemp seed. In addition, US Hemp Oil is involved with industry advocacy, creating greater public awareness and media exposure for the nutritional profile of hemp seeds and the environmental benefits of growing industrial hemp. CannaVEST Laboratories (formerly PhytoSPHERE Systems, LLC) provides processing technology and product development of hemp-based pharmaceutical and nutraceutical products. Plus CBD is the operating entity for Company sales and expense of CBD oil and end consumer products.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of CannaVest Corp. to be materially different from the statements made herein.